Exhibit 10.23
SPECIAL SECURITY AGREEMENT
This agreement (the “Agreement”) is made this 19th day of October, 2010 (“Effective Date”), by and among Mr. Tang Hsiang Chien, a citizen of Hong Kong residing at Flat 6B, 20 Fa Po Street, Yau Yat Chuen, Kowloon, Hong Kong (“Tang”); Su Sih (BVI) Limited, a private limited liability company organized under the laws of the British Virgin Islands (“Su Sih”); TTM Technologies, Inc., a Delaware corporation (the “Corporation”); and the United States Department of Defense (“DoD”), all of the above collectively the “Parties.”
RECITALS
WHEREAS, the Corporation is duly organized and existing under the laws of the State of Delaware, and has an authorized capital of 115,000,000 shares, 100,000,000 of which are shares of common stock, par value $0.001, and 15,000,000 of which are shares of preferred stock, par value $0.001. As of August 4, 2010, there are 80,059,044 shares of the Corporation’s common stock and no shares of the Corporation’s preferred stock issued and outstanding; and
WHEREAS, Tang owns all the outstanding voting shares of Su Sih; and
WHEREAS, as of the Effective Date, Su Sih owns shares of the common stock of the Corporation representing approximately thirty-four percent (34%) of the outstanding voting stock of the Corporation and no other foreign entity or individual owns more than five percent (5%) of the Corporation; and
WHEREAS, the Corporation is a U.S. public corporation traded on the Nasdaq Global Select Market (“Nasdaq”), and the Nasdaq rules require that a majority of the board of directors of the Corporation be comprised of independent directors; and
WHEREAS, the Corporation’s business consists of manufacturing printed circuit boards and backplane assemblies, including defense and defense-related items for various Departments and Agencies1 of the United States Government, including, without limitation, the DoD, and requires the Corporation to have a facility security clearance; and
WHEREAS, the offices of the Corporation, and potentially its wholly owned subsidiaries, require facility security clearances2 issued under the National Industrial Security Program (“NISP”), and pursuant to the policies duly authorized under the NISP, a corporation must be effectively insulated from foreign ownership, control or influence (“FOCI”) to maintain eligibility for a facility security clearance; and

[1]	“Departments and Agencies” includes the following: Office of the Secretary of Defense (including all boards, councils, staffs, and commands), the DoD agencies, and the Departments of the Army, Navy, and Air Force (including all of their activities); the Departments of State, Commerce, Treasury, Transportation, Interior, Agriculture, Labor, Justice, Education, Health and Human Services and Homeland Security (including all their components); the National Aeronautics and Space Administration; the General Services Administration; the Small Business Administration; the National Science Foundation; the Environmental Protection Agency; the United States Agency for International Development; the Federal Reserve System; the Nuclear Regulatory Commission; the United States International Trade Commission; the United States Trade Representative; the Federal Communications Commission; and the Government Accountability Office (the “User Agencies”).

[2]	An administrative determination that a facility is eligible for access to classified information of a certain category.

WHEREAS, the Under Secretary of Defense for Intelligence (“USD(I)”) has determined that the provisions of this Agreement are necessary to enable the United States to protect itself against the unauthorized disclosure of information relating to the national security; and
WHEREAS, the DoD will not grant or continue the facility security clearance(s) of the Corporation and its wholly owned subsidiaries without, at a minimum and without limitation, the Parties’ execution and compliance with the provisions of this Agreement, the purpose of which is to reasonably and effectively deny Tang and all entities, which Tang controls, including Su Sih, is controlled by, or is under common control with (collectively, Tang and all such affiliates, except the Corporation and its Controlled Subsidiaries,3 are referred to herein as the “Affiliates”), from unauthorized access to classified information4 and export-controlled information5 and influence over the Corporation’s business or management in a manner that could result in the compromise of classified information or could adversely affect the performance of classified contracts. For the avoidance of doubt, TTM and its Controlled Subsidiaries are not included within the meaning of “Affiliates” for purposes of this Agreement, but TTM Hong Kong Limited and each subsidiary of TTM Hong Kong Limited (collectively, the “Non-Controlled Subsidiaries”) are included within the meaning of “Affiliates”); and
WHEREAS, the Corporation has agreed to establish a formal organizational structure, policies, and procedures to ensure the protection of classified information and export-controlled information entrusted to it and to place the responsibility therefor with a committee of its Board of Directors to be known as the Government Security Committee (“GSC”), all as hereinafter provided; and
WHEREAS, the Parties agree that control of the Corporation should be vested in the Board of Directors of the Corporation; and

[3]	“Controlled Subsidiaries” are those companies that are beneficially owned, in majority part, whether directly or indirectly, and effectively controlled by the Corporation, as determined by the Corporation’s GSC and subject to review and approval of DSS, regardless of the jurisdiction in which they were incorporated or legally exist; provided that, TTM Hong Kong Limited, and each subsidiary of TTM Hong Kong Limited are not included within the meaning of Controlled Subsidiaries for purposes of this Agreement.

[4]	Any information that has been determined pursuant to Executive Order 13526, or its successor, to require protection against unauthorized disclosure and is so designated. The classifications TOP SECRET, SECRET, and CONFIDENTIAL are used to designate such information.

[5]	Export-controlled information: Unclassified information, the export of which is controlled by the International Traffic in Arms Regulations (“ITAR”) or the Export Administration Regulations (“EAR”). The export of technical data, which is inherently military in nature, is controlled by the ITAR. The export of technical data, which has both military and commercial uses, is controlled by the EAR.

WHEREAS, a company under FOCI is not normally authorized to have access to the following classified information:
a. TOP SECRET information;
b. RESTRICTED DATA as defined in the United States Atomic Energy Act of 1954, as amended;
c. Communications Security information, excluding controlled cryptographic items when un-keyed or utilized with unclassified keys;
d. Special Access Program information; and
e. Sensitive Compartmented Information; and,
WHEREAS, the Parties have agreed that management control of the defense and technology security affairs and classified contracts of the Corporation should be vested in resident citizens of the United States who have DoD personnel security clearances;6 and
WHEREAS, Tang and Su Sih, by their authorized representatives, hereby affirm that: (a) they will not seek access to or accept classified information or export-controlled information entrusted to the Corporation, except as permissible under the policies duly authorized under the NISP and applicable U.S. Government laws and regulations; (b) they will not attempt to control or adversely influence the Corporation’s performance of classified contracts and participation in classified programs; and (c) except as expressly authorized by this Agreement, their involvement (individually and collectively) in the business affairs of the Corporation must be limited to participation in the deliberations and decisions of the Corporation’s Board of Directors and authorized committees thereof, provided that nothing in this Agreement limits their involvement in the business affairs of TTM Hong Kong Limited, its subsidiaries or otherwise, outside the United States; and
WHEREAS, in order to meet DoD’s national security objectives in the matter of the Corporation’s facility security clearance(s) and to further the Corporation’s business objectives, the Parties intend to be bound by the provisions of this Agreement.
NOW THEREFORE, it is expressly agreed by and among the Parties that this Agreement is hereby created and established subject to the following terms and conditions to which all of the Parties expressly assent and agree:

[6]	An administrative determination that an individual is eligible for access to classified information of a certain category.

ORGANIZATION
ARTICLE I — Management of the Corporation’s Business
1.01. Composition of the Corporation’s Board of Directors. The Corporation’s shareholders are entitled to vote for the election of persons to the Board of Directors of the Corporation (the “Corporation Board“) subject to the following composition requirements:
a. The Corporation Board will include at least three (3) individuals who have no prior relationship with the Corporation or the Affiliates (each, an “Outside Director7”), except as otherwise allowed by DoD;
b. The Corporation Board will include no more than one representative of Su Sih (the “Inside Director8”), except as otherwise allowed by DoD;
c. The Corporation Board will include at least one cleared officer(s) of the Corporation (each, an “Officer Director”).
1.02. Except as specifically provided herein, each member of the Corporation Board, however characterized by Section 1.01. above, has all of the rights, powers, and responsibilities conferred or imposed upon directors of the Corporation by applicable statutes and regulations, and by the Corporation’s charter and bylaws. The number of Outside Directors shall exceed the number of Inside Directors. The Chairman of the Corporation Board, as well as the Corporation’s key management personnel,9 must be resident citizens of the United States who have or who are eligible to possess DoD personnel security clearances at the level of the Corporation’s facility security clearances, subject to 2.01.c. below. In addition, the Inside Director is not authorized to be the Chairman of the Corporation Board. All directors of the Corporation shall satisfy the pertinent requirements established in Section 2.01. below. The Outside Directors may not be removed without prior notice to, and written approval from, the Defense Security Service (“DSS”), except as provided in Section 2.02. below. Appointments of new or replacement Outside Directors are not final until approved by DSS.

[7]	“Outside Director” means a member of the Corporation Board who is (1) competent, independent and disinterested; (2) approved in advance by DSS; and (3) agrees to undertake “best efforts” as defined herein in the exercise of his or her duties and authorities under this Agreement. For purposes of this Agreement, “competent” means, that the Outside Director is a resident U.S. citizen with a current PCL at the level of the Corporation’s FCL and has the ability to exercise management prerogatives relating to his or her position in a way that ensures that the Affiliates are effectively insulated from the Corporation, including without limitation, having the knowledge skills and ability relative to industrial security and the Corporation’s business, having the ability and desire to travel to the cleared facility at least quarterly to evaluate the Corporation’s compliance with this Agreement, and having adequate availability given, for example, the number of other boards on which he or she serves. For purposes of this Agreement, “independent” means the Outside Director does not have a direct or indirect material relationship with: the Corporation, or any senior management member of the Corporation, or the Affiliates, or any senior management member of the Affiliates. For purposes of this Agreement, “disinterested” means, with respect to an Outside Director, the absence of a beneficial financial interest in, or so closely linked to, any matter before or reasonably expected to come before the Corporation Board and of such financial significance to the Outside Director that the interest would reasonably be expected to exert an influence on his or her judgment if he or she were called upon to vote on the matter, including, without limitation, instances where the Corporation or any member of the Affiliates has made or promised to make a personal loan or extension of credit to the Outside Director or to pay consulting, advisory or other compensatory fees (non-directors fees) to him or her.

[8]	“Inside Director” means a member of the Corporation Board who is neither an Officer Director nor an Outside Director as those terms are defined herein; provided that any Corporate director who is also a member, director, officer, employee, agent or representative of any member of the Affiliates, as that term is defined herein, is deemed to be an Inside Director.

[9]	For purposes of this Agreement, “KMP” or “Key Management Personnel” means those persons who, pursuant to paragraph 2-104 of the NISPOM, must be granted Personnel (Security) Clearances (“PCLs”) or be excluded from classified access pursuant to paragraph 2-106 of the NISPOM, and at a minimum, will include each director and each incumbent officer occupying an office expressly authorized in the Corporation’s charter documents and any other officer or manager identified by the Corporation’s Government Security Committee (see Article VII below), whose determination shall be subject to review and approval of the Defense Security Service, as a person occupying a position that would enable him or her to adversely affect the Corporation’s policies or practices in the performance of classified contracts.

a. Appointments of new or replacement directors are not final until notice is received by DSS, which will include a revised KMP list and a statement identifying the name and citizenship of the new director, the name of the person or entity nominating the new director, and whether the person was nominated or appointed pursuant to shareholder agreement or similar voting arrangement.
1.03. Actions by the Corporation Board.
a. No action may be taken by the Corporation Board or any committee thereof, in the absence of a quorum, as defined below.
b. A majority of the Corporation Board, including at least one Outside Director, is necessary to constitute a quorum. With respect to the Government Security Committee (see Section 6.01. below), a majority of the Committee shall be necessary to constitute a quorum. With respect to all other committees of the Corporation Board, including the Compensation Committee (see Section 7.01. below), a majority of each such committee, including at least one Outside Director, shall be necessary to constitute a quorum.
ARTICLE II — Qualification, Appointment, and Removal of Directors; Board Vacancies
2.01. During the period that this Agreement is in force, the Corporation Board must be composed as provided in Section 1.01. above, and its members must meet the following additional requirements:
a. all Officer/Directors and Outside Directors must be resident citizens of the United States and have or be eligible to have DoD personnel security clearances at the level of the Corporation’s facility security clearance;
b. the Outside Directors must be approved in advance and in writing by DSS as satisfying the appropriate DoD personnel security requirements and the applicable provisions of this Agreement; and

c. the Inside Director, in his or her capacity as a director of the Corporation, is not eligible for a DoD personnel security clearance, regardless of his or her citizenship, and he or she shall be formally excluded from access to classified information by resolution of the Corporation Board.
2.02. The stockholders of the Corporation, may remove any member of the Corporation Board for any reason permitted by the provisions of applicable state law or the Corporation’s charter or bylaws, provided that:
a. the removal of an Outside Director is not become effective until: (i) that director, the Corporation, and DSS have been notified; (ii) DSS has provided written notice stating no objection; and (iii) a successor who is qualified to become an Outside Director within the terms of this Agreement has been nominated by the Corporation and approved by DSS;
b. the Facility Security Officer (“FSO”) of the Corporation must provide written notice to DSS of the removal of an Outside Director at least twenty (20) days prior to the proposed removal date, except as noted in Section 3.02.c. below; and
c. notwithstanding the foregoing, if immediate removal of an Outside Director is deemed necessary to prevent the actual or possible violation of any statute or regulation, or actual or possible damage to the Corporation, the Outside Director may be removed at once, provided that DSS must be notified in writing prior to or concurrently with such removal.
2.03. In the event of any vacancy on the Corporation Board, however occurring, the Corporation must give prompt notice of such vacancy to DSS through its FSO, and any Outside Director vacancy must be filled promptly. Such Outside Director vacancy is not permitted to exist for a period of more than ninety (90) days after the Outside Director’s resignation, death, disability or removal unless DSS is notified of the delay.
2.04. Except as provided by this paragraph, the obligation of a director to abide by and enforce this Agreement terminates when the director leaves office, but nothing herein relieves the departing director of any responsibility that the director may have, pursuant to the laws and regulations of the United States, not to disclose classified information or export-controlled information obtained during the course of the director’s service on the Corporation Board, and such responsibility does not terminate by virtue of the director leaving office. The Corporation’s FSO must advise the departing director of such responsibility when the director leaves office, but the failure of the FSO to so advise the director does not relieve the director of such responsibility.
ARTICLE III — Indemnification of Outside Directors
3.01 The Outside Directors in their capacity as directors of the Corporation must vote and act on all matters in accordance with their best efforts.10

[10]	For the purposes of this Agreement, the term “best efforts” means the performance of duties reasonably and in good faith in a manner believed to be in the best interests of the Corporation but consistent with the national security concerns of the United States, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances.

3.02. The Corporation must indemnify and hold harmless each Outside Director from any and all claims arising from, or in any way connected to, his performance as a director of the Corporation under this Agreement except for his own individual gross negligence or willful misconduct. The Corporation must advance fees and costs incurred in connection with the defense of any such claim. The Corporation is authorized to purchase insurance to cover this indemnification.
ARTICLE IV — Restrictions Binding on Subsidiaries of the Corporation
4.01. The Parties agree that the provisions of this Agreement restricting unauthorized access to classified information and export-controlled information entrusted to the Corporation, and all provisions of the Visitation Policy established in Article X below, apply to, and are binding upon, all present and future subsidiaries11 of, and all companies controlled by, the Corporation. The Corporation hereby agrees to undertake any and all measures and provide such authorizations as may be necessary to effectuate this requirement. The sale of, or termination of the Corporation’s control over, any such subsidiary or controlled company effectively terminate the applicability to it of the provisions of this Agreement.
4.02. If the Corporation proposes to form a new subsidiary, or to acquire ownership or control of another company, it must give written notice to DSS and advise DSS immediately upon consummation of such formation or acquisition.
4.03. It is a condition of each such formation or acquisition, discussed in Section 4.02. above, that all security measures applicable to the Corporation as required by this Agreement, including without limitation the security measures described in Articles VI and X, effectively apply to each subsidiary or controlled company immediately upon consummation of such formation or acquisition, and that the Corporation and the subsidiary or controlled company must execute a document agreeing that such company is bound thereby. The Corporation must forward a copy of that executed document to DSS.
4.04. A document such as described in Section 4.03 above must also be executed and submitted to DSS within forty-five (45) days of the execution of this Agreement for each present subsidiary of the Corporation and any other company, which the Corporation presently controls.
4.05. Compliance with this Article IV does not confer the benefits of this Agreement on the affected companies. Those companies are not entitled to receive a facility security clearance, nor are they entitled to access classified information, to perform on classified contracts or to participate in classified programs pursuant to this Agreement, solely by virtue of their legal relationship with the Corporation or by their execution of the documents referred to in Sections 4.03 and 4.04 above.

[11]	For purposes of this Agreement, the term “subsidiaries” shall include companies wholly owned by the Corporation or in which the Corporation owns a controlling interest, either directly or indirectly through the Corporation’s ownership interest in intermediate companies.

OPERATION
ARTICLE V — Operation of this Agreement
5.01. The Corporation must at all times maintain policies and practices to ensure the safeguarding of classified information and export-controlled information entrusted to it, the performance of its classified contracts, and its participation in classified programs for the User Agencies in accordance with the DoD Security Agreement (DD Form 441 or its successor form), this Agreement, appropriate contract provisions regarding security, U.S. export control laws and regulations, and the policies duly authorized under the NISP.
a. The following additional protections must be established in the bylaws and/or resolutions of the governing boards, as appropriate, of the Corporation and Su Sih, acknowledged as provided in Sections 5.01.a.1. and 5.01a.2. below, and have the effect of controlling the actions of the Parties during the term of this Agreement:
1. Pursuant to a resolution of the Corporation Board, which may not be repealed or amended without prior approval of DSS, the Corporation must exclude the Affiliates and all of their directors, officers, employees, agents and other representatives, from access to classified information and export-controlled information entrusted to the Corporation. The above exclusion does not, however, preclude the exchange of classified information or export-controlled information between the Corporation and an Affiliate when such exchange is permissible under the NISPOM and applicable U.S. laws and regulations.
2. Pursuant to resolutions of Su Sih’s governing board, which may not be repealed or amended without prior approval of DSS, Su Sih must formally acknowledge and approve the Corporation’s resolution referred to in Section 5.01.a.1. above, and additionally resolve:
(i) to exclude all Affiliates, including itself, and all members of the Boards of Directors and all officers, employees, agents and other representatives of each of them from access to classified information and export-controlled information entrusted to the Corporation, except as expressly permitted pursuant to Section 5.01.a.1. above;
(ii) to grant the Corporation the independence to safeguard classified information and export-controlled information entrusted to it; and
(iii) to refrain from taking any action to control or influence the performance of the Corporation’s classified contracts or the Corporation’s participation in classified programs.
b. Tang must formally acknowledge and approve the Corporation resolution referenced in 5.01.a.1 above and the Su Sih resolutions referenced in 5.01.a.2. above.

ARTICLE VI — Government Security Committee
6.01. There must be established a permanent committee of the Corporation Board, to be known as the Government Security Committee (“GSC”), consisting of all Outside Directors and Officer/Director(s). The GSC must cause the Corporation to maintain policies and procedures to safeguard classified information and export-controlled information entrusted to the Corporation and ensuring that the Corporation complies with the DoD Security Agreement (DD Form 441 or its successor form), this Agreement, appropriate contract provisions regarding security, U.S. export control laws and regulations, and the NISPOM. The provisions of this Article VI must be set forth in the Corporation’s bylaws.
6.02. The GSC must designate one of the Outside Directors to serve as Chairman of the GSC.
6.03. The Chairman of the GSC must designate a member to be the Secretary of the GSC. The Secretary’s responsibilities include ensuring that all records, journals and minutes of GSC meetings and other documents sent to or received by the GSC are prepared and retained for inspection by DSS.
6.04. The members of the GSC must exercise their best efforts to ensure the implementation within the Corporation of all procedures, organizational matters and other aspects pertaining to the security and safeguarding of classified and export-controlled information called for in this Agreement, including the exercise of appropriate oversight and monitoring of the Corporation’s operations to ensure that the protective measures contained in this Agreement are effectively maintained and implemented.
6.05. A Facility Security Officer (“FSO”) must be appointed by the Corporation and function as the principal advisor to the GSC concerning the safeguarding of classified information. The FSO’s responsibilities include the operational oversight of the Corporation’s compliance with the requirements of the NISPOM. The advice and consent of the Chairman of the GSC is required in selecting the FSO. In addition, should management initiate action to remove the FSO from his or her position, the Chairman must be advised of, and consent to, this action.
6.06. The members of the GSC must cause the Corporation to develop and implement a Technology Control Plan (“TCP”), subject to inspection by DSS no later than forty-five (45) calendar days following the execution of this Agreement. The GSC is authorized to establish the policy for the Corporation’s TCP. The TCP will prescribe measures to prevent the unauthorized disclosure or export of export-controlled information consistent with applicable U.S. laws and regulations.
6.07. A Technology Control Officer (“TCO”) must be appointed by the Corporation with the advice and consent of the Chairman of the GSC. The TCO must report to the GSC as its principal advisor concerning the protection of export-controlled information. The TCO’s responsibilities include the establishment and administration of all intracompany procedures to prevent the unauthorized disclosure or export of export-controlled information and to ensure that the Corporation otherwise complies with the requirements of U.S. export control laws and regulations.

6.08. The GSC must establish written policies and procedures (“ECP” or “Electronic Communications Plan”), cause the Corporation to take necessary action, and maintain oversight to provide assurance to itself and DSS that electronic communications between the Corporation and its subsidiaries and the Affiliates do not disclose classified information or export controlled information without proper authorization. The policies and procedures must also provide assurance that electronic communications are not used by any of the Affiliates to exert influence or control over the Corporation’s business or management in a manner that could adversely affect the performance of classified contracts. As used in this Agreement, the term “electronic communications” is defined broadly to mean any transfer of information, data, signs, signals, writing, images, sounds, or intelligence of any nature including that transmitted in whole or in part by wire, radio cable, or other like connection, or by electromagnetic, photoelectronic, photooptical, electronic, mechanical or other device or system. Any such transfer may be oral, written or electronic and includes any intercepted or recorded content however acquired and whether or not intended for the recipient. Electronic communications also include the temporary, intermediate storage incidental to the electronic transmission thereof as well as any storage for purposes of backup protection. For clarification, common devices used to transfer electronic communications as used in this Agreement include without limitation: telephone (including teleconferences), facsimile, video (including videoconferences), internet (including Voice over Internet Protocol, instant messaging and any other web-based means), and electronic mail. The ECP must include a detailed network configuration diagram that clearly shows all communications networks and facilities used by the Corporation for the transmission of electronic communications, as defined herein, including without limitation, any computer equipment used for the electronic storage of such communications, and must delineate which networks will be shared and which will be protected from access by any unauthorized person including without limitation each of the Affiliates. The ECP must also include network descriptions addressing firewalls, physical and logical access controls, remote administration, monitoring, maintenance, retention, and the electrical and physical separation of systems and servers, as appropriate.
6.09. Discussions of classified and export-controlled information by the GSC must be held in closed sessions and accurate minutes of such meetings must be kept and made available only to such authorized individuals as are so designated by the GSC.
6.10. The GSC must cause the Corporation to forebear any administrative services provided by the Affiliates to the Corporation that could circumvent the requirements of this Agreement. The Corporation must notify DSS and the GSC of the proposed administrative services to be provided to the Corporation (including its subsidiaries and affiliates) by the Affiliates. Upon DSS’ confirmation that the identified administrative services are acceptable, DSS must issue an interim approval for those services. Thereafter, the GSC must certify in writing that it is effectively monitoring the administrative services being provided, and that said administrative services do not allow the Affiliates to control or influence the management or business of the Corporation in violation of this Agreement. The initial GSC certification referenced in this Section 6.10 must be provided to DSS within forty-five (45) calendar days of the execution of this Agreement, or in the case of an existing Special Security Agreement, within forty-five (45) calendar days of the DSS interim approval referenced above, and subsequent annual GSC certifications must be included in the Corporation’s annual report as provided in Section 8.02 below. The Affiliates are not authorized to provide any administrative services to the Corporation that have not been reviewed and approved by DSS in accordance with this Section 6.10.

6.11. Use of Technology of the Affiliates. For current or future classified contracts in which the Corporation will use technology products or services of any Affiliate in performance thereof, the Corporation’s management must notify in advance the applicable Government Contracting Activity (“GCA”) regarding the technology products or services that each Affiliate intends to provide under the contract and must obtain the written consent from the applicable GCA approving the provision of such products or services. The GSC has a duty to require the Corporation’s management to so notify the GCA and will ensure that the GCA has been so notified. The GCA’s written statement must be maintained by the Corporation for the duration of the applicable classified contract and must be made available for review by the GSC and DSS upon request.
6.12. Upon taking office, the GSC members, the FSO and the TCO must be briefed by a DSS representative on their responsibilities under the NISPOM, U.S. export control laws and regulations and this Agreement.
6.13. Each member of the GSC, the FSO and the TCO must exercise his best efforts to ensure that all provisions of this Agreement are carried out; that the Corporation’s directors, officers, employees, representatives and agents comply with the provisions of this Agreement; and that DSS is advised of any known violation of, or known attempt to violate, any provision of this Agreement, appropriate contract provisions regarding security, U.S. export control laws and regulations, and the NISPOM.
6.14. Each member of the GSC must execute for delivery to DSS, upon accepting his appointment and thereafter at each annual meeting between the GSC and DSS, as established by this Agreement, a certificate acknowledging: (1) the protective security measures taken by the Corporation to implement this Agreement; and (2) that the United States Government has placed its reliance on him as a United States citizen and as the holder of a personnel security clearance to exercise his best efforts to ensure compliance with the terms of this Agreement and the NISPOM. Each member of the GSC must further acknowledge his agreement to be bound by and to accept his responsibilities under this Agreement.

6.15. Obligations and Certification of Cleared Officers.
a. Each officer of the Corporation with a personnel security clearance must exercise his best efforts to ensure that the terms and conditions of this Agreement are complied with by the Parties.
b. Upon the effective date of this Agreement and annually thereafter, each such officer must execute a certificate for delivery to DSS: (1) acknowledging the protective security measures taken by the Corporation to implement this Agreement; and (2) acknowledging that the United States Government has placed its reliance on him as resident citizen of the United States, and as a holder of a personnel security clearance, to exercise his best efforts to ensure compliance with the terms and conditions of this Agreement by the Parties.
6.16. Obligations and Certification of Inside Director.
a. the Inside Director must:
1. be denied access to classified information entrusted to the Corporation. Access to export-controlled information entrusted to the Corporation is prohibited except as permissible under the NISPOM and applicable U.S. laws and regulations;
2. refrain from taking any action to control or influence the Corporation’s performance on classified contracts, its participation in classified programs, or its policies concerning the security of classified information and export-controlled information;
3. neither seek nor accept classified information or export-controlled information entrusted to the Corporation, except as permissible under the NISPOM and applicable U.S. laws and regulations; and
4. advise the GSC promptly upon becoming aware of: (i) any violation or attempted violation of this Agreement or contract provisions regarding industrial security; (ii) any violation or attempted violation of U.S. export control laws or regulations; or (iii) actions inconsistent with the NISP or other applicable U.S. laws and regulations.
b. Upon accepting appointment, each Inside Director must execute, for delivery to DSS, a certificate affirming such Director’s agreement to be bound by, and acceptance of, the responsibilities imposed by this Agreement and further acknowledging and affirming the obligations set forth in Section 6.16.a above.
ARTICLE VII — Compensation Committee
7.01. The Corporation Board must establish a permanent committee of the Board, consisting of at least one Outside Director, to be known as the Compensation Committee. The Compensation Committee must recommend to the Corporation Board for its review and approval the annual compensation of the Corporation’s key management personnel, as defined herein.

ARTICLE VIII — Annual Review and Certification
8.01. Representatives of DSS, the Corporation’s Board, the Corporation’s Chief Executive Officer, Chief Financial Officer, the FSO, and the TCO must meet annually to review the purpose and effectiveness of this Agreement and to establish a common understanding of its operating requirements and how they are being implemented. These meetings must include a discussion of the following:
a. whether this Agreement is working in a satisfactory manner;
b. acts of compliance or noncompliance with this Agreement, the NISP, and other applicable U.S. laws and regulations;
c. necessary guidance or assistance regarding problems or impediments associated with the practical application or utility of this Agreement; and
d. whether security controls, practices or procedures warrant adjustment.
8.02. The Chief Executive Officer of the Corporation and the Chairman of the GSC must submit to DSS one year from the effective date of the Agreement and annually thereafter an implementation and compliance report, which must be executed by all members of the GSC. Such report must include the following information:
a. a detailed description of the manner in which the Corporation is carrying out its obligations under this Agreement;
b. a detailed description of any changes to security procedures, implemented or proposed, and the reasons for those changes;
c. a detailed description of any acts of noncompliance, whether inadvertent or intentional, with a discussion of what steps were taken to prevent such or similar acts from occurring again in the future;
d. a description of any changes or impending changes to any of the Corporation’s key management personnel or Board members, including the reasons for such changes;
e. a statement, as appropriate, that a review of the records concerning all visits and communications between representatives of the Corporation and the Affiliates has been accomplished and the records are in order;
f. a detailed chronological summary of all transfers of classified or export-controlled information, if any, from the Corporation to the Affiliates, accompanied by an explanation of the U.S. Government authorization relied upon to effect such transfers. Copies of approved export licenses covering the reporting period must be appended to the report; and
g. a discussion of any other issues that could have a bearing on the effectiveness or implementation of this Agreement.

ARTICLE IX — Duty to Report Violations of this Agreement
9.01. The Parties to this Agreement, except DoD, agree to report promptly to DSS all instances in which the terms and obligations of this Agreement may have been violated.
CONTACTS AND VISITS
ARTICLE X — Visitation Policy
10.01. The Chairman of the GSC must designate and authorize at least one Outside Director to review, approve, and disapprove requests for visits12 to the Corporation by all personnel who represent any of the Affiliates, including all the directors, officers, employees, representatives, and agents of each. The designated Outside Director must also have authority to review, approve, and disapprove requests for proposed visits to any of the Affiliates by all personnel who represent the Corporation (including all of its directors, employees, officers, representatives, and agents, except for the Inside Director who is deemed to represent the Affiliates for purposes of this Agreement), as well as visits between or among such personnel at other locations. Visits by the Inside Director must be approved by the designated Outside Director, unless the visits are to attend Corporate Board meetings or Corporate Board Committee meetings. A record of all visit requests, including the decisions to approve or disapprove, and information regarding consummated visits, such as the date, place, personnel involved, and summary of material discussions or communications, must be maintained by the designated Outside Director and periodically reviewed by the GSC and DSS.
10.02. Except for certain Routine Business Visits, as defined in Section 10.05 below, all visits must be approved in advance by the one of the Outside Directors designated by the GSC Chairman to act on such matters. All requests for visits must be submitted or communicated to the FSO for routing to the designated Outside Director. Although strictly social visits at other locations between Corporation and Affiliate personnel are not prohibited, written reports of such visits must be submitted after the fact to the FSO for filing with, and review by, the designated Outside Director and the GSC.
10.03. A written request for approval of a visit (other than a Routine Business Visit) must be submitted to the FSO no less than seven (7) calendar days prior to the date of the proposed visit. If a written request cannot be accomplished because of an unforeseen exigency, the request may be communicated via telephone to the FSO and immediately confirmed in writing; however, the FSO may refuse to accept any request submitted less than seven (7) calendar days prior to the date of the proposed visit if the FSO determines that there is insufficient time to consider the request. The exact purpose and justification for the visit must be set forth in detail sufficient to enable one of the designated Outside Directors to make an informed decision concerning the proposed visit, and the FSO may refuse to accept any request that the FSO believes lacks sufficient information. Each proposed visit (other than a Routine Business Visit) must be individually justified and a separate approval request must be submitted for each.

[12]	As used in this Agreement, the term “visits” includes meetings at any location within or outside the United States, including but not limited to, any facility owned or operated by the Corporation or any of the Affiliates, and at the discretion of the GSC, may also include certain videoconferences and teleconferences.

10.04. The FSO must advise one of the designated Outside Directors of a request for approval of a visit (other than a bona fide request for a Routine Business Visit) as soon as practicable after receipt of the written request. The designated Outside Director must evaluate the request as soon as practicable after receiving it and may approve or disapprove the request, or disapprove the request pending submission of additional information by the requester. The Outside Director’s decision must be communicated to the requester by any means, but it must be confirmed in writing, when practicable, at least one day prior to the date of the proposed visit, but in no event later than six (6) calendar days after its receipt by the FSO. A chronological file of all documentation associated with meetings, visitations, and communications (“contact reports”), together with records of approvals and disapprovals, must be maintained by the FSO for inspection by DSS. During each GSC meeting, the Outside Directors must review such documentation filed since the last meeting to ensure adherence to approved procedures by the requesters and the designated Outside Director and to verify that sufficient and proper justification has been furnished for approved visits.
10.05. Routine Business Visits.
a. Routine Business Visits, as defined in 10.05.b. below, may be approved by the FSO, in the FSO’s discretion, without advance approval by one of the designated Outside Directors. Requests for Routine Business Visits must be submitted in writing to the FSO in advance no less than seven (7) calendar days prior to the date of the proposed visit, and must state the basis upon which the requester deems the visit to be a Routine Business Visit. Such requests must include sufficient information to enable the FSO to make an informed decision concerning the proposed visit. The FSO, in the FSO’s discretion, may refuse to accept any request that the FSO believes lacks sufficient information and may refer any request to the designated Outside Director for evaluation, notwithstanding its designation as a Routine Business Visit request. Any request that the FSO believes is not properly characterized as a Routine Business Visit must be referred to the designated Outside Director, who must evaluate the request in accordance with the terms of this Agreement.
b. Routine Business Visits are those that are made by persons other than key management personnel13 in connection with the regular day-to-day business operations of the Corporation, do not involve the transfer or receipt of classified information or export-controlled information, do not relate to activities bearing upon the Corporation’s performance of its classified contracts, and pertain only to the commercial aspects of the Corporation’s business. Routine Business Visits may include:
(i) visits for the purpose of discussing or reviewing such commercial subjects as the following: company performance versus plans or budgets; inventory; accounts receivable; accounting and financial controls; and implementation of business plans and technical development programs;

[13]	Visits involving Key Management Personnel may be nevertheless processed as Routine Business Visits if the visit is between the Corporation and any of its Non-Controlled Subsidiaries.

(ii) visits of the kind made by commercial suppliers regarding the solicitation of orders, the quotation of prices, or the provision of products and services on a commercial basis;
(iii) visits concerning fiscal, financial, or legal matters necessary for compliance with the requirements of any foreign or domestic governmental authority responsible for regulating or administering the public issuance of, or transactions involving, stocks and securities; and
(iv) visits concerning marketing and technical activities relating to the import or export of products necessary for compliance with the regulations of United States departments or agencies, including but not limited to the Departments of Defense, Commerce, State, and Treasury.
10.06. Special Provision Concerning Subsidiaries. Anything to the contrary notwithstanding, the following special provisions must apply to the Corporation’s subsidiaries.
a. Controlled Subsidiaries and Corporation. The notice and approval of visitation restrictions contemplated in this Agreement do not apply to visits among the Corporation and its Controlled Subsidiaries.
b. Controlled Subsidiaries and other Controlled Subsidiaries. The notice and approval of visitation restrictions contemplated in the Agreement does not apply to visits between or among any two or more Controlled Subsidiaries.
c. Controlled Subsidiaries and Affiliates. Visits between or among the Corporation’s Controlled Subsidiaries and any Affiliate are subject to the visitation approval procedures set forth herein.
d. Controlled Subsidiaries and Non-Controlled Subsidiaries. Visits between or among the Corporation’s Controlled Subsidiaries and any of Non-Controlled Subsidiaries are subject to the visitation approval procedures set forth in this Agreement.
e. Non-Controlled Subsidiaries and Corporation. Visits between or among the Corporation and any of Non-Controlled Subsidiaries are subject to the visitation approval procedures set forth in this Agreement.
f. Non-Controlled Subsidiaries and Affiliates. Visits between or among the Affiliates and any of Non-Controlled Subsidiaries are not subject to the visitation approval procedures set forth in this Agreement so long as each Non-Controlled Subsidiary maintains visitation logs in accordance with the recordkeeping requirements of the Corporation.

10.07. Discretion to Alter Notice or Approval Requirements. Notwithstanding the above, the GSC, in its reasonable business discretion and consistent with its obligation to safeguard classified information and export-controlled information in the Corporation’s possession, may with the approval of DSS:
a. designate specific categories of visit requests other than those enumerated above as “Routine Business Visits” not requiring the advance approval of the designated Outside Director; or
b. determine that, due to extraordinary circumstances involving the security of classified information and/or export-controlled information, certain types of visits that might otherwise be considered “Routine Business Visits” under the terms of this Agreement are to be allowed only with the advance approval of the designated Outside Director.
10.08. Quarterly GSC Meetings. The Chairman of the GSC must provide, to the extent authorized by this Agreement, for regular quarterly meetings of the GSC. At the discretion of the GSC, representatives of Su Sih and the Corporation’s management personnel may be invited to attend.
10.09. Maintenance of Records for DSS Review. A chronological file of all visit requests, reports of visits, and contact reports, together with appropriate approvals or disapprovals pursuant to this Agreement must be maintained by the GSC for review by DSS.
REMEDIES
ARTICLE XI — DoD Remedies
11.01. The DoD reserves the right to impose any security safeguard not expressly contained in this Agreement that the DoD believes is necessary to ensure that the Affiliates are denied unauthorized access to classified and export-controlled information.
11.02. Nothing contained in this Agreement limit or affect the authority of the head of a United States Government agency14 to deny, limit or revoke the Corporation’s access to classified and export-controlled information under its jurisdiction if the national security of the United States requires such action.
11.03. The Parties hereby assent and agree that the United States Government has the right, obligation and authority to impose any or all of the following remedies in the event of a material breach of any term of this Agreement:
a. the novation of the Corporation’s classified contracts to another contractor. The costs of which are borne by the Corporation;
b. the termination of any classified contracts being performed by the Corporation and the denial of new classified contracts for the Corporation;
c. the revocation of the Corporation’s facility security clearance;

[14]	The term “agency” has the meaning provided at 5 U.S.C. § 552(f).

d. the suspension or debarment of the Corporation from participation in all Federal government contracts in accordance with the provisions of the Federal Acquisition Regulations; or
e. the suspension or restriction of any or all visitation privileges.
11.04. Nothing in this Agreement limits the right of the United States Government to pursue criminal sanctions against the Corporation, any Affiliate, or any director, officer, employee, representative, or agent of any of these companies, for violations of the criminal laws of the United States in connection with their performance of any of the obligations imposed by this Agreement, including but not limited to, any violations of the False Statements Act, 18 U.S.C. § 1001, or the False Claims Act, 18 U.S.C. § 287.
ADMINISTRATION
ARTICLE XII — Notices
12.01. All notices required or permitted to be given to the Parties must be given by mailing the same in a sealed postpaid envelope, via registered or certified mail (return receipt requested), or by sending the same by courier or facsimile (but if by facsimile, confirmed by mail), addressed as shown below, or to such other addressees as the Parties may designate from time to time pursuant to this Section:

For the Corporation:	TTM Technologies, Inc.
2900 South Harbor Blvd., Suite 240 Santa Ana, California 92704 Telephone: (714) 327-3048 Facsimile: (714) 432-7234 Email: kalder@ttmtech.com Attention: Kent Alder

For Su Sih:	Su Sih (BVI) Limited Mr. Tang Hsiang Chieng Flat B, 6th Floor, 20 Fa Po Street, Yau Yat Chuen, Kowloon, Hong Kong Facsimile: +852-2660-1908 Email: vivien.lee@meadvillegroup.com

For Tang:	Mr. Tang Hsiang Chieng Flat B, 6th Floor, 20 Fa Po Street, Yau Yat Chuen, Kowloon, Hong Kong Telecopy: +852-2660-1908 Email: vivien.lee@meadvillegroup.com

For DSS:	Drew R. Winneberger Defense Security Service Director, Industrial Policy and Programs 1340 Braddock Place Alexandria, Virginia 22314
ARTICLE XIII — Inconsistencies with Other Documents or Agreements
13.01. In the event that any resolution, regulation or bylaw of any of the Parties to this Agreement is found to be inconsistent with any provision hereof, the terms of this Agreement control. This Agreement embodies the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements among them with respect to the subject matter hereof, whether written, oral, or implied.
ARTICLE XIV — Governing Law; Construction
14.01. This Agreement must be implemented so as to comply with all applicable U.S. laws and regulations. To the extent consistent with the rights of the United States and not in conflict with this Agreement or applicable securities statutes and regulations, the laws of the State of Delaware, regardless of the principles of conflicts of laws thereof, apply to questions concerning the rights, powers, and duties of the Corporation, Su Sih, and Tang under, or by virtue of, this Agreement.
14.02. In all instances consistent with the context, nouns and pronouns of any gender are construed to include the other gender.
14.03 The headings contained in this Agreement are for reference purposes only and do not in any way affect the meaning or interpretation of the provisions hereof.

TERMINATION
ARTICLE XV — Termination, Amendment and Interpretations of this Agreement
15.01. This Agreement may only be terminated by DSS as follows:
a. in the event of the sale of the Corporation or all its Shares to a company or person not under FOCI;
b. when DSS determines that existence of this Agreement is no longer necessary to maintain a facility security clearance for the Corporation;
c. when DSS determines that continuation of a facility security clearance for the Corporation is no longer necessary;
d. when DoD determines that there has been a breach of this Agreement that requires it to be terminated or when DoD otherwise determines that termination is in the national interest;
e. when Su Sih and the Corporation for any reason and at any time, petition DSS to terminate this Agreement. However, DSS has the right to receive full disclosure of the reason(s) therefor, and has the right to determine, in its sole discretion, whether such petition should be granted; or
f. for any reason upon or following the date that is five (5) years from the effective date of this Agreement.
15.02. After five (5) years from the effective date of this Agreement, if this Agreement is not otherwise terminated pursuant to Section 15.01 above, this Agreement continues in successive thirty (30) day periods until such time as the Parties execute a revised, restated or alternative agreement effectively mitigating FOCI at the Corporation. Su Sih and the Corporation jointly must notify DSS no later than ninety (90) days prior to the running of the five (5) year term with a proposed revised, restated or alternative agreement and include with such proposal a detailed description of the foreign ownership, control or influence. The Parties agree to negotiate a revised, restated or alternative agreement in conformance with U.S. Government industrial security policy in good faith and to use best efforts to execute such agreement expeditiously.

15.03. If DoD determines that this Agreement should be terminated for any reason, DSS provides the Corporation and Su Sih with thirty (30) days written advance notice of its intent and the reasons therefor.
15.04. Except as provided in Sections 15.01 and 15.02 above, DoD is expressly prohibited from causing a continuation or discontinuation of this Agreement for any reason other than the national security of the United States.
15.05. This Agreement may be amended by an agreement in writing executed by all the Parties.
15.06. The Parties agree that any questions concerning the interpretation of this Agreement, or whether a proposed activity is permitted hereunder, must be referred to DSS, and DoD serves as the final decision-maker of such matters.
ARTICLE XVI — Place of Filing
16.01. Until the termination of this Agreement, one original counterpart must be filed at the principal office of the Corporation, located in Santa Ana, California, and such counterpart must be open to the inspection of Su Sih during normal business hours.
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EXECUTION
This Agreement may be executed in several counterparts, each of which is deemed to be an original, and all of such counterparts together constitute but one and the same instrument.
IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement, which becomes effective when duly executed by the DoD.

/s/ Witness	By:	/s/ Kenton K. Alder
Signature of Witness		Name: Kenton K. Alder
Title: Chief Executive Officer
FOR TTM TECHNOLOGIES, INC.

/s/ Witness	By:	/s/ Tang Ying Ming, Mai
Signature of Witness		Name: Tang Ying Ming, Mai
Title: Director
FOR SU SIH (BVI) LIMITED

/s/ Witness	By:	/s/ Tang Hsiang Chien
Signature of Witness		TANG HSIANG CHIEN

Effective Date: October 19, 2010	By:	/s/ Drew R. Winneberger
Drew R. Winneberger
Director, Industrial Policy and Programs
Defense Security Service
FOR THE DEPARTMENT OF DEFENSE